Exhibit 99.1
VAIL RESORTS
NEWS RELEASE
FOR IMMEDIATE RELEASE

Investor Relations:
Jeff Jones, CFO, (303) 404-1802, jwjones@vailresorts.com

Media Contacts:
Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Nicky DeFord, (970) 453-3210, ndeford@vailresorts.com

VAIL RESORTS’ ROGER MCCARTHY LEAVING COMPANY TO START A NEW SKI RESORT IN RUSSIA

BROOMFIELD, Colo.-April 3, 2007-Vail Resorts, Inc. (NYSE:MTN) announced today that Roger McCarthy, Chief Operating Officer of its Breckenridge mountain resort and co-president of the Company’s mountain division, has tendered his resignation effective May 4, 2007. McCarthy announced that he will be joining the Russian private investment company, Interros, to develop a new ski resort, Rosa Khutor. The ski resort will be located near the city of Sochi in southwestern Russia and the city is one of three finalists bidding on the 2014 Winter Olympic Games.

“Roger has played an integral leadership role in the success of Breckenridge and Keystone resorts over the past seven years. During his tenure with Vail Resorts, he helped to forge a partnership with the Town of Breckenridge on the landmark agreement to install the BreckConnect Gondola and develop Peaks 7 and 8. He oversaw the completion of major capital improvements at both resorts including North America’s highest chairlift, the Imperial Express, the BreckConnect Gondola linking the town and mountain at Breckenridge and the addition of 165 acres of Peak 7 intermediate terrain; as well as the addition of the A51 terrain park and the new snowcat-accessed terrain in Bergman, Erickson and Independence bowls at Keystone. Roger raised the bar on guest service levels at Breckenridge and Keystone, resulting in a significant increase in the annual SKI Magazine rankings for both resorts,” said Rob Katz, chief executive officer of Vail Resorts. Katz continued, “Roger will be missed by all of us and we wish him nothing but success with this new exciting opportunity. He does leave both Breckenridge and Keystone perfectly positioned to continue their momentum of financial success and delivering an outstanding guest experience, and leaves behind a very talented management team ready to take both resorts to the next level.”

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McCarthy joined Vail Resorts in February 2000 as chief operating officer of Breckenridge Resort.

“Being a part of the success of Breckenridge and Keystone for the past seven years has been the highlight of my 30-plus-year career in the mountain resort business. I’m so proud of all that we have accomplished at both resorts, but especially the partnership between the Town of Breckenridge and the mountain in achieving a common vision for the resort’s future. It has been a privilege to work with two extraordinary teams of people at Breckenridge and Keystone and an honor to be a part of the premier mountain resort company in North America.   It’s a bittersweet decision, but I have been offered the rare opportunity to be involved in leading the development of an entirely new resort from the ground up,” said McCarthy.

The Company announced that it intends to begin a search for a new chief operating officer of Breckenridge immediately, including a review of both internal and external candidates. Current co-president of the mountain division, Bill Jensen, will become president of the mountain division, effective immediately, and will assume management responsibilities for Breckenridge Resort until a new chief operating officer is appointed. Jensen will also remain as chief operating officer of Vail Mountain.

About Vail Resorts

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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